Exhibit 99.1

IMMEDIATE RELEASE	June 9, 2008
CONTACTS:
Brent Larson,	Tim Ryan,
Vice President / CFO	The Trout Group
614 822 2330	646 378 2924

NEOPROBE COMMENCES LYMPHOSEEK PHASE 3 TRIAL
Multicenter Clinical Study of Patients with Breast Cancer or Melanoma Initiated
DUBLIN, OHIO — June 9, 2008 — Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced that a multicenter Phase 3 study of Lymphoseek® has been initiated in patients with either breast cancer or melanoma. The Phase 3 study will evaluate the efficacy of Lymphoseek to identify lymph nodes that may be predictive of determining whether a patient’s cancer has spread into the lymphatic system. The Phase 3 study has been registered on the national clinical trials website www.clinicaltrials.gov.
David Bupp, Neoprobe’s President and CEO, said, “Neoprobe is pleased to announce the initiation of its first Phase 3 study (NEO3-05) for Lymphoseek. At the present time, we have multiple sites initiated and by the end of this month, we expect to have more sites enrolling patients in the study than participated in the very successful Phase 2 clinical study of Lymphoseek. During July and August, additional sites will be initiated to commence patient enrollment including international sites, which will bring the total number of sites participating in the trial to approximately twenty. In addition, we are awaiting final regulatory clearance for a second Phase 3 study (NEO3-06) of Lymphoseek which will be conducted in patients with head and neck squamous cell carcinoma. Activities are underway to commence the second Phase 3 study when the appropriate regulatory clearances have been obtained. The two Phase 3 studies are designed to support the registration of Lymphoseek in the first half of next year. The initiation of the Phase 3 study is a key milestone for the development of Lymphoseek for Neoprobe and we expect the achievement of additional milestones in the coming months.”
About Neoprobe
 Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com
Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.